EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of Freenome, Inc. (the “Issuer”) named herein, and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

The undersigned acknowledge that each shall be responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning any other person making the filing, except to the extent that such person knows or has reason to believe that such information is inaccurate.

It is understood and agreed that the joint filing of this Schedule 13G shall not be construed as an admission that the persons named herein constitute a “group” for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, nor as a joint venture for purposes of the Investment Company Act of 1940.

Dated this 1st day of September, 2026

ROCHE HOLDINGS, INC.

By:	/s/Anjna Mehta

Anjna Mehta, Authorized Signatory

ROCHE FINANCE LTD

By:	/s/ Anja Harmeier

Anja Harmeier, Authorized Signatory

By:	/s/ Peter Trybus

Peter Trybus, Authorized Signatory

ROCHE HOLDING LTD

By:	/s/ Claudia Bockstiegel

Claudia Bockstiegel, Authorized Signatory

By:	/s/ Peter Trybus

Peter Trybus, Authorized Signatory